SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934*
                               (Amendment No. 1)*

                             SPACEHAB, Incorporated
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    846243103
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


                               (Page 1 of 5 pages)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 846243103                       13G/A                     PAGE 2 of 5

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            John C. Waterfall
            ###-##-####
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    400,000
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    400,000
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
             400,000
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
            3.2%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
            IN
------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 846243103                       13G/A                     PAGE 3 of 5


     The Schedule 13G initially filed on June 4, 2004 is hereby amended and restated by this Amendment No. 1 to the Schedule 13G.

ITEM 1(a).  NAME OF ISSUER:
              SPACEHAB, Incorporated

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              2130 Galveston Road (Hwy 3), Building 1, Webster, Texas 77598

ITEM 2(a).  NAME OF PERSON FILING:
               This Schedule 13G is filed by John C. Waterfall ("Waterfall").

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
               The business address of the reporting persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
               Waterfall is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
               common stock, no par value

ITEM 2(e).  CUSIP NUMBER:
               846243103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ] Broker or dealer registered under Section 15 of the Act

           (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

           (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g)  [ ] Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

Schedule 13G/A
CUSIP No. 846243103                       13G/A                     PAGE 4 of 5

           (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [X]

ITEM 4.  OWNERSHIP.

         John C. Waterfall
              (a) Amount beneficially owned: 400,000
              (b) Percent of class: 3.2%
              (c)(i) Sole power to vote or direct the vote: 400,000
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: 400,000
                (iv) Shared power to dispose or direct the disposition: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10. CERTIFICATION. (if filing pursuant to Rule 13d-1(c)) By signing below
           I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or nfluencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 846243103                       13G/A                     PAGE 5 of 5


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2005


                                    /S/  JOHN C. WATERFALL
                                    --------------------------
                                    John C. Waterfall